Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-257504

SUPPLEMENT NO. 1 dated November 14, 2022 to the

PROSPECTUS SUPPLEMENT dated March 23, 2022 to the

PROSPECTUS dated June 29, 2021

Atmos Energy Corporation

Common Stock

Having an Aggregate Offering Price of up to $1,000,000,000

The third and fourth sentences of the first paragraph on the cover page of the Prospectus Supplement are replaced in their entirety with the following:

“The equity distribution agreement provides that, in addition to the issuance and sale of common stock by us through the sales agents, we also may enter into forward sale agreements under separate master forward sale confirmations and related supplemental confirmations between us and each of BNP Paribas, Canadian Imperial Bank of Commerce, Credit Agricole Corporate and Investment Bank c/o Credit Agricole Securities (USA) Inc., as Agent, Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, Bank of America, N.A., Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent), MUFG Securities EMEA plc, Regions Securities LLC, Truist Bank, The Toronto-Dominion Bank and Wells Fargo Bank, National Association. We refer to these entities, when acting in such capacity, as forward purchasers.”

The first sentence of the first paragraph under the heading “Plan of Distribution (Conflicts of Interest)—Sales Through Forward Sellers” on page S-17 is replaced in its entirety with the following:

“From time to time during the term of the equity distribution agreement, and subject to the terms and conditions set forth therein, we may enter into one or more forward sale agreements with each of BNP Paribas, Canadian Imperial Bank of Commerce, Credit Agricole Corporate and Investment Bank c/o Credit Agricole Securities (USA) Inc., as Agent, Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, Bank of America, N.A., Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent), MUFG Securities EMEA plc, Regions Securities LLC, Truist Bank, The Toronto-Dominion Bank and Wells Fargo Bank, National Association or their respective affiliates, as forward purchaser, and deliver to the applicable sales agent or its respective affiliate a related transaction confirmation under the equity distribution agreement in its capacity as forward seller thereunder.”

Except as expressly set forth herein, no other changes to the Prospectus Supplement are being made by this Supplement.